           FORM OF AMENDMENT NO. 1 TO INVESTMENT ADVISORY AGREEMENT

   This Amendment No. 1 to the Investment Advisory Agreement (the "Agreement") dated April 29, 2005, by and between Met Investors Advisory LLC (the "Manager") and RCM Capital Management LLC (the "Adviser") with respect to the RCM Global Technology Portfolio ("Portfolio"), is entered into effective the 1/st/ day of January, 2007.

   WHEREAS the Agreement provides for the Adviser to provide certain investment advisory services to the Manager, for which the Adviser is to receive agreed upon fees; and

   WHEREAS the Manager and the Adviser desire to make certain changes to the Agreement;

   NOW, THEREFORE, the Manager and the Adviser hereby agree that the Agreement is amended as follows:

   1. Schedule A of the Agreement hereby is amended to change the Adviser's fee to the following:

                                     PERCENTAGE OF AVERAGE DAILY NET ASSETS
                                ------------------------------------------------
RCM Global Technology Portfolio 0.60% of first $500 million of such assets, plus
                                0.55% of such assets over $500 million

   2. All other terms and conditions of the Agreement shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on the 1/st/ day of January, 2007.

                                              MET INVESTORS ADVISORY LLC

                                              By:
                                                  ------------------------------
                                                  Authorized Officer

                                              RCM CAPITAL MANAGEMENT LLC

                                              By:
                                                  ------------------------------
                                                  Authorized Officer